                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*


                              Balance Bar Company
                              -------------------
                                (Name of Issuer)

                                 Common Stock
                         -----------------------------
                         (Title of Class of Securities)

                                   057623100
                                 --------------
                                 (CUSIP Number)

                               December 31, 1999
            -------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

  CUSIP NO. 057623100
           ----------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Richard G. Lamb

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.A.

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          625,288
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             714,892
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          625,288
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          714,892
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,340,180
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      10.8% (See response to Item 4)

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

------------------------------------------------------------------------------

  CUSIP NO. 057623100
           ----------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Peggy O. Lamb

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.A.

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             714,892
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          714,892
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      714,892
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      6.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

      IN
------------------------------------------------------------------------------

Item 1

     (a) Name of Issuer
           Balance Bar Company

     (b) Address of Issuer's Principal Executive Offices
           1015 Mark Avenue
           Carpinteria, California 93013

Item 2

     (a) Name of Person Filing
           Richard G. Lamb
           Peggy O. Lamb

     (b) Address of Principal Business Office or, if none, Residence Richard G Lamb
           1015 Mark Avenue
           Carpenteria, California 93013

           Peggy O. Lamb
           4385 Via Presada
           Santa Barbara, CA 93110

     (c) Citizenship
           Richard G. Lamb - U.S.A.
           Peggy O. Lamb - U.S.A.

     (d) Title of Class of Securities
           Common Stock

     (e) CUSIP Number
           057623100

Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     Not Applicable

     (a) [_] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

     (b) [_]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [_]  An investment adviser in accordance with
              (S)240.13d-1(b)(1)(ii)(E);

     (f) [_]  An employee benefit plan or endowment fund in accordance with
              (S)240.13d-1(b)(1)(ii)(F);

     (g) [_]  A parent holding company or control person in accordance with
              (S)240.13d-1(b)(1)(ii)(G);

     (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j) [_]  Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).

Item 4. Ownership.

     Richard G. Lamb

     (a)  Amount beneficially owned: 1,340,180.

     (b)  Percent of class: 10.8%.

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote 625,288.*

          (ii)  Shared power to vote or to direct the vote 714,892.*

          (iii) Sole power to dispose or to direct the disposition of 625,288.*

          (iv) Shared power to dispose or to direct the disposition of 714,892.*

     Peggy O. Lamb

     (a)  Amount beneficially owned: 714,892.

     (b)  Percent of class: 6.0%

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote -0-.

          (ii)  Shared power to vote or to direct the vote 714,892.*

          (iii) Sole power to dispose or to direct the disposition of -0-.

          (iv) Shared power to dispose or to direct the disposition of 714,892.*

          * Of the 714,892 shares beneficially owned by Richard G. Lamb and Peggy O. Lamb (the "Lambs"), 28,932 shares are held by each of the Lamb's minor daughters, Marie Claire Lamb, Erin Christine Lamb and Annick Shereen Lamb, 568,096 shares are held in The Lamb Living Trust, which is a revocable grantor trust of which the Lambs serve as co-trustees, and 60,000 shares are held in the Richard G. Lamb IRA, an individual retirement account. The Lambs disclaim beneficial ownership of the 86,796 shares held by their minor children. Mr. Lamb also holds 625,288 stock options to acquire common stock that are exercisable within 60 days of December 31, 1999.

     Instruction. For computations regarding securities which represent a right to acquire an underlying security see (S)240.13d-3(d)(1).

Item 5.  Ownership of Five Percent or Less of a Class.

         Not Applicable

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [_]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not Applicable

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable

Item 9.  Notice of Dissolution of a Group

         Not Applicable

Item 10. Certification

         Not Applicable

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      January 26, 2000
                                      ----------------
                                      Date

                                      /s/ Richard G. Lamb
                                      -------------------
                                      Signature

                                      /s/ Peggy O. Lamb
                                      -----------------
                                      Signature